Carriage Services Announces Record Second Quarter Results

▪	Record Revenue, Adjusted Consolidated EBITDA, Adjusted EPS, Free Cash Flow;

▪	Raises Four Quarter Outlook;

▪	New President and COO Resigns to Seek CEO Role Elsewhere; and

▪	Carlos Quezada Joins the Executive Team for Good To Great Journey Part II.
Conference call on Wednesday, July 29, 2020 at 9:30 a.m. central time.
HOUSTON - July 28, 2020 - Carriage Services, Inc. (NYSE: CSV) today announced results for the second quarter and first half of 2020 ended June 30, 2020.
Mel Payne, Chairman and CEO, stated, “On February 19, 2020, we announced our annual theme for 2020 as TRANSFORMATIVE HIGH PERFORMANCE and the beginning of the five year timeframe of Carriage’s Good To Great Journey Part II. Our historically high performance in the second quarter and first six months of this year are more than equal to the standard of TRANSFORMATIVE HIGH PERFORMANCE and are shown below:
Second Quarter Ending June 30, 2020

▪	Record Total Revenue of $77.5 million, an increase of $9.7 million equal to 14.4%;

▪	Record Total Field EBITDA of $33.2 million, an increase of $6.1 million equal to 22.6%;

▪	Record Second Quarter Total Field EBITDA Margin of 42.9%, an increase of 290 basis points;

▪	Record Adjusted Consolidated EBITDA of $25.4 million, an increase of $6.2 million equal to 32.0%;

▪	Record Adjusted Consolidated EBITDA Margin of 32.8%, an increase of 440 basis points;

▪	Record Second Quarter Adjusted Net Income of $8.0 million, an increase of $2.3 million equal to 40.8%;

▪	Record Second Quarter Adjusted Diluted EPS of $0.45, an increase of $0.14 per share equal to 45.2%;

▪	Record Adjusted Free Cash Flow of $17.9 million, an increase of $8.5 million equal to 90.1%;

▪	Record Adjusted Free Cash Flow Margin of 23.1%, an increase of 920 basis points;

▪	Total Debt Outstanding of $508.5 million, a decrease of $24.4 million (net after cash decrease of $11.2 million) since March 31, 2020;

▪	Net Debt to EBITDA Multiple of 6.0 times (recent four quarters EBITDA of $84.8 million);

▪	Forecast Net Debt to EBITDA Multiple of 4.5 times (Rolling Four Quarter Outlook)[1];

▪	Record Net Income of $6.4 million, an increase of $1.5 million equal to 31.6%; and

▪	Record GAAP Diluted EPS of $0.36, an increase of $0.09 per share equal to 33.3%.
First Six Months Ending June 30, 2020

▪	Record Total Revenue of $155.0 million, an increase of $18.1 million equal to 13.3%;

▪	Record Total Field EBITDA of $63.3 million, an increase of $7.9 million equal to 14.2%;

▪	Total Field EBITDA Margin of 40.9%, an increase of 40 basis points;

▪	Record Adjusted Consolidated EBITDA of $48.3 million, an increase of $8.2 million equal to 20.3%;

▪	Record Adjusted Consolidated EBITDA Margin of 31.2%, an increase of 190 basis points;

▪	Adjusted Net Income of $14.1 million, an increase of $1.6 million equal to 12.6%;

▪	Adjusted Diluted EPS of $0.79, an increase of $0.10 per share equal to 14.5%;

▪	Record Adjusted Free Cash Flow of $30.5 million, an increase of $11.4 million equal to 60.1%;

▪	Record Adjusted Free Cash Flow Margin of 19.7%, an increase of 580 basis points;

▪
Total Debt Outstanding of $508.5 million, an increase of $5.6 million since December 31, 2019 and decrease of $25.5 million from January 3, 2020 (decrease from peak debt of $534.0 million after closing on Oakmont);

▪	Net Income of $2.2 million, a decrease of $9.2 million equal to 80.7%; and

▪	GAAP Diluted EPS of $0.12, a decrease of $0.51 per share equal to 81.0%.

[1]	Rolling Four Quarter Outlook Ranges using midpoints of Adjusted Consolidated EBITDA of $98 million and Total Debt Outstanding of $455 million.

Rolling Four Quarter Outlook

▪	Total Revenue of $312 million - $320 million;

▪	Adjusted Consolidated EBITDA of $95 million - $100 million;

▪	Adjusted Consolidated EBITDA Margin of 30% - 31%;

▪	Adjusted Diluted EPS of $1.65 - $1.75;

▪	Adjusted Free Cash Flow of $50 million - $54 million;

▪	Adjusted Free Cash Flow Margin of 15.8% - 16.8%; and

▪	Total Debt to EBITDA Multiple of 4.5 - 4.7.
Our record second quarter performance was produced amidst two once in a lifetime crises of a Coronavirus Pandemic together with a government economic shutdown of most of our economy with stay at home orders and strict limitations on individual behavior and social gatherings in most states. As we entered April after a weak ending to March because of the initial lockdowns and social restrictions, we expected an unknown degree of decline in our Total Revenue, EPS and Free Cash Flow that would likely have impaired our liquidity and financial flexibility. Yet we adapted quickly and were organizationally and financially determined to meet these operational challenges and not let these uncontrollable events inhibit successful execution of our annual theme of TRANSFORMATIVE HIGH PERFORMANCE.
Given the decentralized decision making nature of our business model and the entrepreneurial “can do” nature of the vast majority of our Managing Partners and Sales Managers, combined with the “adapt or die” mindset of our Field and Houston Support Leadership Teams with Legal (what you can and cannot do) and Information Technology out front in the lead, we quickly implemented Digital Transformative High Performance changes at businesses in those areas and markets most impacted by the spreading Coronavirus Pandemic. Innovation in business practices and acceptance of technological and digital tools as an accelerator of TRANSFORMATIVE HIGH PERFORMANCE against abrupt, mandated obstacles related to meeting and communicating with client families was embraced and adopted across our portfolio at what seemed like warp speed. It is ironic indeed that, in a traditional industry normally resistant to change and especially technological change, our response to the adversity of a new and threatening harsh operating environment was to adapt in ways that have fundamentally enhanced our service and guest experience delivery and driven competitive differentiation for years to come.
Instead of the expected decline, our second quarter performance was historically high, starting in April during the height of the Coronavirus Crisis and economic shutdown and gaining broad revenue momentum during the quarter at high Field EBITDA Margins. Year over year our Total Revenue increases were 3.6% for April, 17.8% for May followed by a strong finish with June being a record operating performance month in the history of Carriage with Total Revenue of $26.9 million (up 23%) and Total Field EBITDA of $11.5 million (up 29%). During June our funeral and cemetery portfolios across all three regions experienced strong revenue growth at high Field EBITDA Margins.
Moreover, our June Financial Revenue and EBITDA got the full benefit of an approximately $3 million sustainable annual increase in cemetery perpetual care income, a result of the $5.7 million increase equal to 68% in recurring annual trust fund income from our recent $61.5 million trust fund capital deployment during and after the Coronavirus Crisis market crash in March.
Our second quarter performance traditionally has ranked third highest in Same Store Revenue and Adjusted Consolidated EBITDA Margin out of four quarters because of the seasonal variation in funeral volumes and our 75%/25% mix of funeral versus cemetery revenue. Our first quarter has always ranked first because of the peak flu season and the fourth quarter second because of the beginning of the flu season. Therefore, we do not believe the Revenue, EBITDA Margins and Free Cash Flow outperformance of our company during the second quarter during the height of the Coronavirus Pandemic Crisis is sustainable at these levels in a more normalized long term environment. However, the record second quarter and first half results confirm the inherent earning power in our existing portfolio of businesses, including especially the four large high quality acquisitions made in the fourth quarter of 2019 and early January 2020 whose integration and performance accelerated during the second quarter.
We do believe that the second quarter and first half results are a leading performance indicator that our Adjusted Consolidated EBITDA Margin, representing the cash earning power of Carriage as a percent of revenue, has reached a new and sustainable plateau above 30%, a milestone achievement one year ahead of the 30% - 31% level shown for 2021 in our Three Year Roughly Right Range Scenario. Moreover, this milestone performance metric to our knowledge has never before been achieved by another public deathcare consolidation company.
Our amazing performance in the second quarter and first half was the result of over one and a half years of transformational process with five major elements: first, the rapid and effective adoption and use of technological and digital tools in businesses most impacted by the lockdowns, social restrictions and fear of the unknown with our employees and our client families and their communities on the front lines of this battle against the Coronavirus. The technological and digital tools that were most commonly adopted and used include OneRoom Live Streaming and Funeral Service Recording; DocuSign with customized branding by business; Zoom for online meetings with client families and intra-Carriage business operations; online selection rooms for all funeral merchandise that can be virtually selected from our individual business websites; and enhanced digital marketing strategies for preneed cemetery sales.
Secondly, difficult and sequential leadership decisions in all areas of the company that began in mid-September 2018 and continued through March 2020; third, an update and reboot of our funeral and cemetery high performance standards on December 3, 2018 that incentivizes three year compounded revenue growth rates at high and sustainable Field EBITDA Margins; fourth, achieving Carriage Value Creation Platform critical mass in our funeral and cemetery portfolios by bold strategic acquisition and financing moves in the fourth quarter of 2019.
Fifth and finally, our performance in the second quarter was and will be in the future impacted by dramatically improved alignment of short-term (one year) and long-term (five years) performance incentives at all leadership positions within our company. I explained Carriage’s unique Five Year Good To Great II Shareholder Value Creation Incentive Plan for forty-seven of our senior leaders in our May 19th first quarter earnings release and will expand on that commentary later in this release.
On February 6, 2020, the ten Managing Partners on our Standards Council convened in Houston for the annual meeting to approve Standards Achievement for each of our businesses for 2019, and also unanimously approved material changes to our Managing Partner Annual Being The Best and Five Year Good To Great Incentive Bonus Criteria effective for the 2020 performance year. These ten Managing Partners represent the Best of The Best in long-term high and sustainable operating and financial performance within our portfolio of funeral homes and cemeteries and are highly respected throughout our company including within our Board of Directors. Shown below is an excerpt from their Memorandum to all Managing Partners dated February 21, 2020.
Standards Council Memorandum
“Considering Carriage’s theme of Transformative High Performance for 2020, we as a Standards Council have reviewed the history of Being The Best Annual and Good To Great Five Year Performance Winners and their bonuses compared to actual performance, especially the sharing of profit split between the Managing Partner and employees compared to that retained by Carriage. We also reviewed the criteria for the annual Pinnacle Trip and five year Good To Great Trip. We concluded that these industry leading incentive programs were in need of updating so that the current generous profit sharing leaves more performance to be retained by Carriage to grow its portfolio of businesses.
Being The Best Annual Incentive Funeral Home and Cemetery
The idea behind an annual Being The Best Incentive is to drive High Performance at each of our businesses and then have the Managing Partner and employees who earn this incentive share in the financial success by sharing in the EBITDAR Performance. When we have more businesses with low performance, it is difficult for the High Performance businesses to make up for it. If a funeral business fails to achieve at least the Minimum EBITDAR Margin or a Cemetery business the Minimum Operating Margin, then the full EBITDAR financial performance has not met our definition of Being The Best Standards Achievement success. So, if the business is not contributing its fair share of financial performance to Carriage, then the Being The Best Performance Bonus for that year should be lower than currently calculated.
We met to discuss these performance incentive issues and unanimously approved, starting in 2020, that if a business does not achieve its EBITDAR or Operating Margin Minimum, the Funeral Home and Cemetery Being The Best Annual Incentive earned will be 50% of the current calculation for both the Managing Partner and their staff,” concluded the Memorandum.
In this same Memorandum the Standards Council announced material changes to the Being The Best Annual Cemetery profit sharing percentage and material changes to the Funeral Home Five Year Good To Great profit sharing formula. Moreover, during the portfolio review of 2019 Standards Achievement for each business at the Standards Council Meeting on February 6, 2020, the Council Members volunteered and were assigned as a “high performance helper” partner to one or more businesses in our portfolio that had the most upside potential which was not being currently realized at the time.

Given the critically important role Standards Council Members have to the credibility and current level of performance execution of our Standards Operating Model, our Standards Council Members were included for the first time in a total company incentive plan as ten of the forty-seven participants in the Good To Great II Shareholder Value Creation Plan.
The Carriage transformation process since September 2018 has been well documented in quarterly earnings releases starting with the 2018 third quarter release on November 1, 2018, the 2018 and 2019 Shareholder Letters and the press releases announcing the four large strategic acquisitions in the fourth quarter of 2019, concluding with the 2019 full year performance release on February 19, 2020 that included the high performance milestones to be reached in a Three Year Roughly Right Range Scenario ending in 2022. But the essence of why our company has raised and accelerated its TRANSFORMATIVE HIGH PERFORMANCE during the second quarter is because we were able to get the Right People in the Right Seats at the Right Time so that even two once in a lifetime crises have not been able to stop the Good To Great Flywheel Effect of the Carriage High Performance Culture Framework Bus.
Only when the huge performance power of Carriage’s unorthodox core idea of our Standards Operating Model within our High Performance Culture Framework is broadly unleashed throughout our portfolio of funeral homes and cemeteries by having the right people executing, supporting and leading this idea do you put the entire company in the position of creating market beating compounded shareholder returns over the next five years, which we are now extraordinarily well positioned to do.
Bill Goetz’s Resignation as President and COO
In my 2018 Shareholder Letter on Page 12, I outlined my plan to beef up executive leadership in the third paragraph of an internal memorandum to all Houston Support Center and Field Leadership dated October 31, 2018, as follows:
“My intention is to lead operations through 2019 and the first half of 2020 but to begin an external search for a President and COO during the first half of 2020 and to have this new leader in place by the end of 2020.”
In the fifth and final paragraph of this section about Carriage’s Executive Leadership Team, I expressed my intentions as Co-Founder, largest individual shareholder and Chairman and CEO as follows:
“I am blessed that my health is outstanding even relative to much younger men, and my energy and passion for our people, our business and our company has never been greater. I intend to remain in my role as Chairman and CEO after finding the right President and COO and have no plans to retire as long as I am healthy and adding value to our company.”
After successfully recruiting Bill Goetz late last year (about one year ahead of plan), Bill joined Carriage at the beginning of this year with the understanding that he would first go on a learning journey in connection with the funeral and cemetery business and especially with the unique high performance ideas and concepts related to Carriage (Standards Operating Model, etc.). After getting back to the office in early May after the Coronavirus Crisis Stay At Home Orders were lifted in Texas, Bill and I finally had occasions to compare expectations and timeframe in which he might formally succeed me as CEO. To our mutual surprise, we were at least two years apart with Bill thinking as soon as the end of this year and me not wanting to be specific this early into his Carriage learning journey but thinking no earlier than the end of 2022.
After Bill and I thoroughly discussed the CEO succession timeframe disparity we each felt strongly about, Bill made a personal decision on June 25th to resign on good terms with me and his Carriage teammates and will now seek to become the CEO of a public company during his next career phase. Bill is a first class person and wonderful leader of people and speaking on behalf of Carriage’s Board, Executive Team, Standards Council and all field and Houston Support Center leaders and employees, we wish Bill nothing but the greatest of success as he seeks to achieve the next goal in his highly successful career.
Carlos Quezada Joins Executive Team
As Carriage was founded as a funeral operations and acquisition company in 1991, we have long been funeral revenue dominant at about 75% funeral and 25% cemetery, having acquired our first large cemetery in Northern California on January 1, 1997. While in the past we have had spurts of broad high property sales performance in our ten largest cemeteries, we have never been able to sustain such performance over the long term under our decentralized decision making business model designed originally for our standalone funeral business portfolio, a point which was fully transparent in our record second quarter performance. Because of a record Same Store Cemetery preneed property sales performance in April of 2019, our Same Store Cemetery operating segment was the only one to have a material decline in revenues and Field EBITDA for the 2020 second quarter, whereas our other four operating categories made substantial Field EBITDA contributions.

So with great opportunities at Carriage including three large combination businesses acquired in the fourth quarter of 2019 and early January 2020, we successfully recruited Carlos Quezada who left SCI with his immense cemetery sales leadership and joined Carriage’s Good To Great Journey Part II as the tenth member of our Executive Team.
Following is an excerpt from an internal email from me to all employees dated July 1, 2020 announcing that Carlos had joined our Executive Team:
“Carlos will have the primary responsibility of building high performance sales teams and standardized sales systems across our portfolio of cemeteries, as we believe that his leadership and past success at building high performance winning teams will finally unleash the broad and sustainable performance power within our cemetery portfolio, especially our largest cemeteries that now include three top quality combination businesses acquired in the fourth quarter of 2019 and early January 2020. Carlos will join Chris Manceaux, Shawn Phillips, Paul Elliott, Peggy Schappaugh and me as the six operations leaders on our Executive Team in collaboration with Ben Brink, Viki Blinderman, Steve Metzger and Mike Loeffel as the Houston Support Center leaders who combined will comprise ten joint leader owners of every wonderful area of our company.
Carlos has been the missing piece on Carriage’s Good To Great Journey Bus which means we now have all the right people in the right seats at the right time. So my job as the driver of our Carriage High Performance Culture Framework Bus has just become the easiest job I have ever had because of the nine powerful Executive Team Leader Owner Engines firing on all cylinders as we accelerate and drive in the direction of greatness on our Good To Great Journey that never ends. But the real secret to our company lies with the huge and unlimited leadership and people power in each of our operating businesses in alignment with our Third and Fifth Guiding Principles:

▪	Belief In the Power of People through Individual Initiative and Teamwork; and

▪	Growth of The Company is Driven by Decentralization and Partnership.
Together we will drive toward and achieve our Mission and Vision of Being The Best as an operating, consolidation and value creation company in the deathcare industry. CARLOS, WELCOME TO CARRIAGE!”
Acquisition Integration
When we made the bold capital allocation decisions in the last quarter of our 2019 performance turnaround year to acquire four large, high quality funeral and cemetery operations including the largest acquisition in the history of Carriage, we knew the critical importance of integrating these businesses over the first six months of this year. While we could have never predicted the unprecedentedly difficult operating conditions brought on by the Coronavirus Crisis, the Managing Partner leaders and their teams of employees at each of these businesses have embraced Carriage’s High Performance Culture and the ‘Being The Best’ Mission and mentality that has evolved over the past 30 years.
The results of our acquired portfolio in the second quarter are a testament to the great work that has been done so far by our integration and operational support teams to integrate these businesses. The Acquisition Funeral Field EBITDA Margin was 41.2% in the second quarter, a 500 basis point increase compared to the first quarter, while the Acquisition Cemetery Field EBITDA Margin increased 590 basis points to 35.4% as each business experienced substantial momentum in preneed property revenue and margin management trends. We expect these businesses to be material drivers of Funeral and Cemetery Acquisition Revenue and Field EBITDA growth for many years to come, which will support our new and higher plateau of Adjusted Consolidated EBITDA and Free Cash Flow Margins.
Good To Great II Five Year Shareholder Value Creation Incentive Plan
We have received a lot of positive feedback from institutional investors about what I labeled on Page 7 of our first quarter release dated May 19, 2020 as “a pure form of shareholder aligned ‘Pay For Long Term Performance’,” i.e. incentive awards paid in appreciated CSV shares in early 2025 to forty-seven key leaders of Carriage conditioned on achieving one of five CSV share price CAGR categories (20%, 25%, 30%, 35%, 40%) over the five years ending 2024 (CSV price range of $35.78 to $77.34). Yet I don’t think enough shareholders took us seriously when we publicly announced our Three Year Roughly Right Range Scenario on February 19, 2020 and again on May 19, 2020, as otherwise our share price would not continue to be what we consider seriously undervalued in the recent range of $15 to $20 per share. However, I can’t say I blame investors as I have often been overly optimistic in the past about our future performance and valuation prospects, which I easily explain by saying, “I have been right so early that it seemed to others that I was wrong for so long.”

But that was then and this is now and the recent performance data and trends don’t lie. All the transformative elements of our Three Year Roughly Right Range Scenario are falling into place just as we first presented them publicly on February 19, 2020. We plan to refinance our $400 million of 6⅝% Senior Notes after our first call date of June 1, 2021 when market conditions are most favorable, which should produce a substantially lower cost of capital and enable our company to continue its evolution into a superior value creation platform. Because of increasing Free Cash Flow from our increasing Total Revenue and Free Cash Flow Margin, we should achieve Total Debt approaching four times EBITDA by the end of 2021 consistent with our rapid deleveraging program and in complete alignment with a moderate leverage policy. If our currently high plateau of Adjusted Consolidated EBITDA Margins and Free Cash Flow Margins can be sustained after our senior notes refinancing into 2022 and thereafter as expected, we will be able to allocate over $60 million in Free Cash Flow annually in flexible ways to maximize the ROIC spread over our lower cost of capital, which in turn will drive higher compounded growth rates in the intrinsic value of Carriage per share.
I mentioned in my 2016 Shareholder Letter that I had been introduced to Will Thorndike and his wonderful book, The Outsiders, which profiled eight CEO’s who mastered capital allocation in their companies and created market beating long-term compounded shareholder returns over decades. I subsequently invited Will as a special guest to our February 2017 Board Dinner and Meeting, which was immediately after we had completed the first five year timeframe in 2016 of Carriage’s Good To Great Journey during which we achieved a share price CAGR of 38.6% and total shareholder return of 429% including dividends. When I asked Will which of the eight CEO’s and companies if any did Carriage compare to, he immediately responded Tom Murphy and Capital Cities Broadcasting.
Will, I promise this time we will get it right, make it last and make you proud to have compared us to Tom Murphy and Capital Cities Broadcasting!”, concluded Mr. Payne.
Updated Three Year Roughly Right Scenario/Rolling Four Quarter Outlook
Ben Brink, Chief Financial Officer, stated, “Given our strong performance in the second quarter, we are increasing our 2020 (Post COVID-19) Roughly Right Ranges and raising our Rolling Four Quarter Outlook of performance over the next twelve months. We believe the revenue and margin performance momentum we’ve experienced during the second quarter even as we continue to navigate the prolonged uncertainty of the Coronavirus Crisis will produce significantly improved results compared to especially the last half of 2019, which is reflected in our Rolling Four Quarter Outlook earlier in this release.
The important operational and financial milestones that should be achieved over the next two and a half years ending in 2022 are as follows: over $325 million in Revenue, over $100 million in Adjusted Consolidated EBITDA, over 31% Adjusted Consolidated EBITDA Margin, over $2.25 in Adjusted Earnings Per Share, over $60 million in Adjusted Free Cash Flow and an Adjusted Free Cash Flow Margin of over 19%. These future performance milestones will be achieved by the consistent High Performance Culture Execution of our Standards Operating Model by Carriage Managing Partners and their teams of outstanding employees in each of the local markets where they are privileged to serve their client families and communities.
MILESTONE THREE YEAR SCENARIO

		Roughly Right Ranges
		Years Ending December 31 (millions)
	Actual 2019	Pre-COVID 2020	Post-COVID 2020	2021	2022	Midpoint Three Year CAGR
Total Revenue	$274.1	$315 - $319	$306 - $312	$321 - $325	$330 - $334	6.7%
Total Field EBITDA	$109.8	$127 - $131	$123 - $127	$135 - $140	$141 - $145	9.2%
Total Field EBITDA Margin	40.0%	40% - 41%	40% - 41%	42% - 43%	42% - 43%	2.0%
Adjusted Consolidated EBITDA	$76.6	$92 - $96	$91 - $95	$98 - $102	$103 - $107	11.1%
Adjusted Consolidated EBITDA Margin	27.9%	29% - 30%	30% - 31%	30% - 31%	31% - 32%	4.1%
Adjusted Diluted EPS	$1.25	$1.55 - $1.65	$1.50 - $1.60	$2.00 - $2.20	$2.30 - $2.45	24.0%
Adjusted Free Cash Flow	$37.4	$42 - $45	$46 - $50	$54 - $57	$61 - $64	18.7%
Adjusted Free Cash Flow Margin	13.6%	13.5% - 14.0%	14.7% - 15.7% %	16.8% - 17.3%	18.5% - 19.0%	11.3%
Total Debt Outstanding	$502.9	$480 - $490	$470 - $480	$430 - $440	$380 - $390	(9.3)%
Total Debt to EBITDA Multiple	6.6*	5.0 - 5.2	4.8 - 5.0	4.2 - 4.4	3.6 - 3.8
* Doesn’t include Proforma for Acquisitions

We have updated our Milestone Three Year Scenario to reflect our updated Rolling Four Quarter Outlook, especially related to the approximately $3 million increase in annual perpetual care Financial Revenue and Field EBITDA from the trust fund portfolio repositioning strategy we executed in response to the Coronavirus Market Crisis. The roughly right ranges of performance and the compound growth rates clearly demonstrate our ability to leverage single digit growth in Total Revenue into higher growth rates in Total Field EBITDA and even higher growth rates in Adjusted Consolidated EBITDA. The THREE YEAR SCENARIO above clearly reflects that when our Standards Operating Model and Strategic Acquisition Model are well executed over time, the financial leveraging dynamics of Carriage’s Value Creation Platform leads to faster growth rates in Adjusted Diluted Earnings Per Share and Adjusted Free Cash Flow, a shareholder value creation process that will accelerate after our planned senior note refinancing in the middle of 2021.
Liquidity, Leverage, Free Cash Flow, Senior Note Refinancing Outlook
We produced Adjusted Free Cash Flow from operations for the six months ended June 30, 2020 of $30.5 million compared to Adjusted Free Cash Flow from operations of $19.0 million for the corresponding period in 2019. A reconciliation of Cash Flow Provided by Operations to Adjusted Free Cash Flow for the three and six months ended June 30, 2019 and 2020 is shown below as follows (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2019	2020	2019	2020
Cash flow provided by operations	$10,918	$17,455	$21,912	$31,001
Cash used for maintenance capital expenditures	(2,482)	(1,342)	(4,175)	(2,898)
Free Cash Flow	$8,436	$16,113	$17,737	$28,103

Plus: Incremental Special Items:
Acquisition and Divestiture Costs	—	45	—	159
Severance and Separation Costs	611	275	828	563
Litigation Reserve	356	195	481	270
Natural Disaster and Pandemic Costs	—	832	—	972
Other Special Items	—	418	—	418
Adjusted Free Cash Flow	$9,403	$17,878	$19,046	$30,485
Adjusted Free Cash Flow through the first six months in 2020 increased 60.1% to $30.5 million on Total Revenue of $155 million, representing an Adjusted Free Cash Flow Margin of 19.7%. For the second quarter the Adjusted Free Cash Flow increased 90.1% to $17.9 million with an Adjusted Free Cash Flow Margin of 23.1%. This extraordinary Adjusted Free Cash Flow performance in the second quarter and first half is a reflection of the resilient cash generating ability of our portfolio of high-quality funeral home and cemetery operations.
The recurring and growing nature of our Free Cash Flow will enable Carriage to have substantial financial flexibility over the coming years to allocate capital toward the goal of optimizing growth in the intrinsic value of Carriage per share. We are focused over the next year on using our internally generated Free Cash Flow of over $50 million to reduce our debt outstanding and improve our leverage ratio. Our Total Debt to Proforma Adjusted Consolidated EBITDA for the recent twelve month period was 5.5 times at the end of the second quarter which is expected to decline to approximately 4.5 times over the next twelve months ending June 30, 2021.
Our proforma leverage ratio was below our bank covenant compliance maximum leverage ratio of 5.75x at the end of the second quarter and we are expecting to remain in compliance with our bank credit facility covenants going forward. We currently have approximately $105 million available on our $190 million credit facility after paying down an additional $8 million of debt (Total Debt $500 million) since the end of the quarter, which included proceeds from three recent divestitures.
Our rapid deleveraging program will additionally benefit from the execution of our previously announced divestiture program, which we expect to generate approximately $15 million of proceeds and should be substantially complete by the end of this year. We have completed three divestitures of non-core businesses or real estate for $4 million of proceeds so far in the third quarter.
We plan to execute a Senior Note refinancing after our 6.625% notes are callable on June 1, 2021 at $104.969. This refinancing will allow Carriage to substantially lower our cash interest expense, as we expect to be able to lower the coupon on the new notes by approximately 200 basis points which will equal $8 - $10 million of annual cash interest savings compared to our current senior notes. Our current senior notes have traded strongly throughout the most recent Coronavirus Market Crash, briefly trading in the mid $90’s and now trading around $106 for a yield of 5%. The anticipated refinancing will accelerate our Earnings Per Share and Free Cash Flow growth as well as expand our Adjusted Free Cash Flow Margin through the second half of 2021 and thereafter.
Capital Allocation Over Next Three Years
The improving Adjusted Free Cash Flow Margin over the course of the next three years will translate into a growing percentage of our revenue being converted into Free Cash Flow, the large majority of which is available to allocate among various shareholder value enhancing capital allocation opportunities. We expect our Adjusted Free Cash Flow Margin to reach about 20% of Total Revenue on an annual basis in 2023 and be sustainable at approximately that level into the future. While our primary focus over the next twelve months will be on using our internally generated Free Cash Flow to repay debt and reduce leverage ahead of the planned senior note refinancing, we are also focused on investing in select, high return, internal growth capital projects including cemetery inventory development and funeral home remodels and expansions.
With an improved credit profile and lower cost capital structure after our senior notes refinancing, we will have the necessary financial flexibility to make select high quality acquisitions and/or opportunistically repurchase CSV common shares if they trade at a significant discount to our view of intrinsic value, which would include whenever our shares trade at Adjusted Free Cash Flow Equity Yields of 15% or higher, as they have recently.
We believe the successful acquisition and integration of Fairfax, Rest Haven, Oakmont and Lombardo only enhance our reputation as the succession planning solution for the best remaining independent funeral home and cemetery operations in the U.S. We remain in close contact with a number of these acquisition candidates and believe the acquisition landscape will remain favorable for Carriage to partner selectively with high quality independent businesses in large strategic markets.
The final component of our capital allocation strategy is to maintain and steadily grow our dividend over time. As previously announced, our extraordinary Free Cash Flow generation over the first half of the year supported our Board of Director’s decision to increase our annual dividend by $0.05 to $0.35 in the midst of the Coronavirus Pandemic beginning with the next dividend date of September 1st.

Trust Fund Market Crash Capital Deployment / Results
Shown below are consolidated performance metrics for the discretionary preneed trust fund portfolios (preneed funeral, preneed cemetery and cemetery perpetual care) at key dates since December 31, 2019.

CSV Discretionary Preneed Trust Holdings (in millions)
At December 31, 2019	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Estimated Annual Income
Fixed Income	$114,519	55.1%	$118,668	55.7%	$4,148	$7,532
Equity	77,815	37.4%	78,957	37.0%	1,142	2,568
Cash & Cash Equivalents	15,518	7.5%	15,518	7.3%	—	70
Total	$207,852	100.0%	$213,143	100.0%	$5,290	$10,170

At February 19, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Estimated Annual Income
Fixed Income	$88,411	40.6%	$91,938	41.3%	$3,527	$6,969
Equity	88,219	40.6%	89,955	40.4%	1,736	2,652
Cash & Cash Equivalents	40,934	18.8%	40,934	18.3%	—	477
Total	$217,564	100.0%	$222,827	100.0%	$5,263	$10,098

At March 6, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Estimated Annual Income
Fixed Income	$88,371	40.3%	$89,039	43.2%	$668	$6,957
Equity	76,951	35.1%	63,239	30.7%	(13,711)	2,345
Cash & Cash Equivalents	53,876	24.6%	53,876	26.1%	—	85
Total	$219,198	100.0%	$206,154	100.0%	$(13,043)	$9,387

At July 25, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Estimated Annual Income
Fixed Income	$130,586	59.4%	$130,852	61.1%	$266	$11,495
Equity	73,474	33.4%	67,612	31.6%	(5,863)	2,531
Cash & Cash Equivalents	15,687	7.2%	15,687	7.3%	—	1
Total	$219,747	100.0%	$214,151	100.0%	$(5,597)	$14,027
Since we began to manage our preneed trust funds with an in-house team at Carriage during the depths of the financial crisis in October 2008, we have managed a consistent investment strategy focused on a balanced portfolio between quality equity and high yield fixed income securities, while making individual security selection and asset allocation decisions based on shorter term market dynamics. As Mel wrote in his 2016 Shareholder Letter, “Given the long term nature of preneed contract liabilities and the almost permanent nature of our capital, we have the ability to take a long term and patient view of our investments and be most active in the portfolio at times of market distress and dislocation (i.e. Be Greedy when others are Fearful).”
Over the past 12 years of our management of the majority of our preneed trust assets, we have used periods of financial crisis and market distress like the 2008/2009 financial crisis, the downgrade of the U.S. credit rating by S&P in August of 2011, the energy crash in late 2015/early 2016 and again with the sudden almost 20% market decline in late 2018 to strategically reposition the portfolio for higher long-term capital appreciation and increased annual recurring income. In each of those instances we have experienced, to varying degrees, a corresponding increase in our reported Financial Revenue and EBITDA. These increases initially were due to increased income generated from our cemetery perpetual care trusts that is earned as revenue in a current period as well as over the longer term in higher contract averages when preneed funeral and cemetery contracts mature.
At the beginning of this year we began to get more cautious because of several key indicators of market health trending in ways that were symptomatic of more risk ahead (decreases in oil prices and 10 Year Treasury Yields, increases in VIX Index).

As the market reached all-time highs on February 19, 2020, we were reducing our risk exposure by actively raising cash, which reached about $54 million or 25% of total assets under management by March 6, 2020.
Like during other periods of market distress, we repositioned our preneed trust fund portfolio through the most recent Coronavirus Crisis market crash to be much more resilient in the short term as well as to provide opportunity for significant capital appreciation upside over a longer term in a more normalized post COVID-19 environment. Starting on March 9th and continuing over the past four months, we deployed about $61.5 million of new capital which has increased the recurring annual trust fund income by approximately 68% to $14 million.
Our highly successful repositioning will have the immediate impact on our reported Financial Revenue and EBITDA primarily through increased income earned through our cemetery perpetual care trusts. The $5.7 million increase in recurring annual income from our major capital deployment should produce a sustainable annual increase of about $3 million in recognized and reported Financial Revenue and an increase in Financial EBITDA Margin to about 95%, which combined will translate into an increase in Financial EBITDA of about $2.85 million or more than 10 cents of EPS per CSV share.
Because there are no overhead or capital costs associated with the expected increase in Financial EBITDA, the increase will flow dollar for dollar into Adjusted Consolidated EBITDA and pretax Free Cash Flow, leading to higher and sustainable Total Field EBITDA Margins, Adjusted Consolidated EBITDA Margins and Adjusted Free Cash Flow Margins. These valuation performance metric increases are reflected in our updated Three Year Roughly Right and Rolling Four Quarters Outlooks,” concluded Mr. Brink.
CONFERENCE CALL AND INVESTOR RELATIONS CONTACT
Carriage Services has scheduled a conference call for tomorrow, July 29, 2020 at 9:30 a.m. Central time. To participate in the call, please dial 866-516-3867 (conference ID-6760527) and ask for the Carriage Services conference call. A replay of the conference call will be available through August 3, 2020 and may be accessed by dialing 855-859-2056 (conference ID-6760527). The conference call will also be available at www.carriageservices.com. For any investor relations questions, please contact Viki Blinderman at 713-332-8568 or Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2020	% Change	2019	2020	% Change

Same Store Contracts
Atneed Contracts	6,402	7,286	13.8%	13,208	14,539	10.1%
Preneed Contracts	1,442	1,499	4.0%	2,905	2,969	2.2%
Total Same Store Funeral Contracts	7,844	8,785	12.0%	16,113	17,508	8.7%
Acquisition Contracts
Atneed Contracts	820	2,150	162.2%	1,685	4,130	145.1%
Preneed Contracts	141	200	41.8%	281	386	37.4%
Total Acquisition Funeral Contracts	961	2,350	144.5%	1,966	4,516	129.7%
Total Funeral Contracts	8,805	11,135	26.5%	18,079	22,024	21.8%

Funeral Operating Revenue
Same Store Revenue	$41,690	$42,664	2.3%	$86,565	$87,249	0.8%
Acquisition Revenue	6,298	11,337	80.0%	13,032	22,859	75.4%
Total Funeral Operating Revenue	$47,988	$54,001	12.5%	$99,597	$110,108	10.6%

Cemetery Operating Revenue
Same Store Revenue	$13,227	$11,694	(11.6%)	$24,516	$22,639	(7.7%)
Acquisition Revenue	—	4,055		—	6,854
Total Cemetery Operating Revenue	$13,227	$15,749	19.1%	$24,516	$29,493	20.3%

Total Financial Revenue	$4,147	$4,758	14.7%	$7,940	$9,036	13.8%

Other Revenue	$—	$1,117		$—	$2,268

Total Divested/Planned Divested Revenue	$2,390	$1,852	(22.5%)	$4,780	$4,062	(15.0%)

Total Revenue	$67,752	$77,477	14.4%	$136,833	$154,967	13.3%

Field EBITDA
Same Store Funeral EBITDA	$15,550	$18,026	15.9%	$33,564	$35,152	4.7%
Same Store Funeral EBITDA Margin	37.3%	42.3%	500 bp	38.8%	40.3%	150 bp
Acquisition Funeral EBITDA	2,445	4,672	91.1%	5,162	8,900	72.4%
Acquisition Funeral EBITDA Margin	38.8%	41.2%	240 bp	39.6%	38.9%	(70 bp)
Total Funeral EBITDA	$17,995	$22,698	26.1%	$38,726	$44,052	13.8%
Total Funeral EBITDA Margin	37.5%	42.0%	450 bp	38.9%	40.0%	110 bp

Same Store Cemetery EBITDA	$4,808	$3,674	(23.6%)	$8,469	$6,825	(19.4%)
Same Store Cemetery EBITDA Margin	36.3%	31.4%	(490 bp)	34.5%	30.1%	(440 bp)
Acquisition Cemetery EBITDA	—	1,434		—	2,261
Acquisition Cemetery EBITDA Margin	—%	35.4%	3,540 bp	—%	33.0%	3,300 bp
Total Cemetery EBITDA	$4,808	$5,108	6.2%	$8,469	$9,086	7.3%
Total Cemetery EBITDA Margin	36.3%	32.4%	(390 bp)	34.5%	30.8%	(370 bp)

Total Financial EBITDA	$3,762	$4,532	20.5%	$7,154	$8,392	17.3%
Total Financial EBITDA Margin	90.7%	95.3%	460 bp	90.1%	92.9%	280 bp

Other EBITDA	—	$321		—	$616
Other EBITDA Margin	—%	28.7%		—%	27.2%

Total Divested/Planned Divested EBITDA	$535	$562	5.0%	$1,074	$1,169	8.8%
Total Divested/Planned Divested EBITDA Margin	22.4%	30.3%	790 bp	22.5%	28.8%	630 bp

Total Field EBITDA	$27,100	$33,221	22.6%	$55,423	$63,315	14.2%
Total Field EBITDA Margin	40.0%	42.9%	290 bp	40.5%	40.9%	40 bp

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2020	% Change	2019	2020	% Change

Overhead
Total Variable Overhead	$3,042	$3,737	22.8%	$4,980	$5,373	7.9%
Total Regional Fixed Overhead	1,028	872	(15.2%)	2,029	1,910	(5.9%)
Total Corporate Fixed Overhead	4,726	4,933	4.4%	9,603	10,130	5.5%
Total Overhead	$8,796	$9,542	8.5%	$16,612	$17,413	4.8%
Overhead as a percentage of Revenue	13.0%	12.3%	(70 bp)	12.1%	11.2%	(90 bp)

Consolidated EBITDA	$18,304	$23,679	29.4%	$38,811	$45,902	18.3%
Consolidated EBITDA Margin	27.0%	30.6%	360 bp	28.4%	29.6%	120 bp

Other Expenses and Interest
Depreciation & Amortization	$4,597	$4,698	2.2%	$8,920	$9,247	3.7%
Non-Cash Stock Compensation	518	715	38.0%	1,103	1,546	40.2%
Interest Expense	6,296	8,352	32.7%	12,624	16,780	32.9%
Accretion of Discount on Convertible Subordinated Notes	60	66	10.0%	117	131	12.0%
Impairment of Goodwill and Other Intangibles	—	—		—	14,693
Other, Net	(175)	2		(162)	6
Pre-Tax Income	$7,008	$9,846	40.5%	$16,209	$3,499	(78.4%)
Expense for Income Taxes	2,043	3,248		4,620	6,048
Tax Expense (Benefit) Related to Impairments	—	51		—	(4,885)
Tax Adjustment Related to Certain Discrete Items	103	150		202	136
Net Tax Expense	2,146	3,449		4,822	1,299
GAAP Net Income	$4,862	$6,397	31.6%	$11,387	$2,200	(80.7%)

Special Items, Net of Tax, except for **
Acquisition and Divestiture Expenses	$—	$36		$—	$126
Severance and Separation Costs	483	217		654	445
Performance Awards Cancellation and Exchange	—	56		—	56
Accretion of Discount on Convertible Subordinated Notes **	60	66		117	131
Net Impact of Impairment of Goodwill and Other Intangibles	—	51		—	9,808
Litigation Reserve	281	154		380	213
Natural Disaster and Pandemic Costs	—	657		—	768
Other Special Items	—	371		—	371
Adjusted Net Income	$5,686	$8,005	40.8%	$12,538	$14,118	12.6%
Adjusted Net Profit Margin	8.4%	10.3%	190 bp	9.2%	9.1%	(10 bp)

Adjusted Basic Earnings Per Share	$0.31	$0.45	45.2%	$0.69	$0.79	14.5%
Adjusted Diluted Earnings Per Share	$0.31	$0.45	45.2%	$0.69	$0.79	14.5%

GAAP Basic Earnings Per Share	$0.27	$0.36	33.3%	$0.63	$0.12	(81.0%)
GAAP Diluted Earnings Per Share	$0.27	$0.36	33.3%	$0.63	$0.12	(81.0%)

Weighted Average Basic Shares Outstanding	17,959	17,860		18,008	17,833
Weighted Average Diluted Shares Outstanding	17,988	17,889		18,043	17,862

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$18,304	$23,679	29.4%	$38,811	$45,902	18.3%
Acquisition and Divestiture Expenses	—	45		—	159
Severance and Separation Costs	611	275		828	563
Litigation Reserve	356	195		481	270
Natural Disaster and Pandemic Costs	—	832		—	972
Other Special Items	—	418		—	418
Adjusted Consolidated EBITDA	$19,271	$25,444	32.0%	$40,120	$48,284	20.3%
Adjusted Consolidated EBITDA Margin	28.4%	32.8%	440 bp	29.3%	31.2%	190 bp

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

		(unaudited)
	December 31, 2019	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$716	$692
Accounts receivable, net	21,478	20,033
Inventories	6,989	7,410
Prepaid and other current assets	10,667	12,087
Total current assets	39,850	40,222
Preneed cemetery trust investments	72,382	72,569
Preneed funeral trust investments	96,335	90,235
Preneed cemetery receivables, net	20,173	20,238
Receivables from preneed trusts	18,024	17,471
Property, plant and equipment, net	279,200	277,564
Cemetery property, net	87,032	101,509
Goodwill	398,292	396,861
Intangible and other non-current assets, net	32,116	33,348
Operating lease right-of-use assets	22,304	21,407
Cemetery perpetual care trust investments	64,047	63,228
Total assets	1,129,755	1,134,652
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	3,150	3,456
Accounts payable	8,413	8,042
Accrued and other liabilities	24,026	23,267
Convertible subordinated notes due 2021	—	6,115
Total current liabilities	35,589	40,880
Long-term debt, net of current portion	5,658	5,285
Credit facility	82,182	88,327
Convertible subordinated notes due 2021	5,971	—
Senior notes due 2026	395,447	395,668
Obligations under finance leases, net of current portion	5,854	5,696
Obligations under operating leases, net of current portion	21,533	20,583
Deferred preneed cemetery revenue	46,569	47,657
Deferred preneed funeral revenue	29,145	28,660
Deferred tax liability	41,368	46,765
Other long-term liabilities	1,737	1,524
Deferred preneed cemetery receipts held in trust	72,382	72,569
Deferred preneed funeral receipts held in trust	96,335	90,235
Care trusts’ corpus	63,416	62,312
Total liabilities	903,186	906,161
Commitments and contingencies
Stockholders’ equity:
Common stock	259	260
Additional paid-in capital	242,147	241,868
Retained earnings	86,213	88,413
Treasury stock	(102,050)	(102,050)
Total stockholders’ equity	226,569	228,491
Total liabilities and stockholders’ equity	$1,129,755	$1,134,652

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2019	2020

Revenue:
Service revenue	$34,659	$38,880	$71,311	$79,612
Property and merchandise revenue	28,877	32,642	57,456	63,913
Other revenue	4,216	5,955	8,066	11,442
	67,752	77,477	136,833	154,967
Field costs and expenses:
Cost of service	17,955	18,622	36,052	39,679
Cost of merchandise	22,311	24,612	44,572	49,675
Cemetery property amortization	1,169	1,097	2,018	1,974
Field depreciation expense	3,059	3,247	6,144	6,537
Regional and unallocated funeral and cemetery costs	3,622	3,717	6,411	6,473
Other expenses	386	1,022	786	2,298
	48,502	52,317	95,983	106,636
Gross profit	19,250	25,160	40,850	48,331

Corporate costs and expenses:
General, administrative and other	5,692	6,540	11,304	12,486
Home office depreciation and amortization	369	354	758	736
	6,061	6,894	12,062	13,222
Impairment of goodwill and other intangibles	—	—	—	(14,693)
Operating income	13,189	18,266	28,788	20,416

Interest expense	(6,296)	(8,352)	(12,624)	(16,780)
Accretion of discount on convertible subordinated notes	(60)	(66)	(117)	(131)
Other, net	175	(2)	162	(6)
Income before income taxes	7,008	9,846	16,209	3,499
Expense for income taxes	(2,043)	(3,299)	(4,620)	(1,163)
Tax adjustment related to certain discrete items	(103)	(150)	(202)	(136)
Total expense for income taxes	(2,146)	(3,449)	(4,822)	(1,299)
Net income	$4,862	$6,397	$11,387	$2,200

Basic earnings per common share	$0.27	$0.36	$0.63	$0.12
Diluted earnings per common share	$0.27	$0.36	$0.63	$0.12

Dividends declared per share:	$0.075	$0.075	$0.150	$0.150
Weighted average number of common and common equivalent shares outstanding:
Basic	17,959	17,860	18,008	17,833
Diluted	17,988	17,889	18,043	17,862

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Six Months Ended June 30,
	2019	2020
Cash flows from operating activities:
Net income	$11,387	$2,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,920	9,247
Provision for bad debt and credit losses	724	1,507
Stock-based compensation expense	1,103	1,546
Deferred income tax expense	1,309	4,867
Amortization of deferred financing costs	189	393
Amortization of capitalized commissions on preneed contracts	277	285
Accretion of discount on convertible subordinated notes	117	131
Accretion of discount, net of debt premium on senior notes	242	151
Net loss on sale and disposal of other assets	168	96
Goodwill and other intangible asset impairments	—	14,693
Other	121	19
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(1,116)	2,231
Inventories, prepaid and other current assets	1,446	(6,610)
Intangible and other non-current assets	(212)	(150)
Preneed funeral and cemetery trust investments	(5,033)	214
Accounts payable	(3,156)	(516)
Accrued and other liabilities	61	(411)
Deferred preneed funeral and cemetery revenue	863	1,054
Deferred preneed funeral and cemetery receipts held in trust	4,502	54
Net cash provided by operating activities	21,912	31,001

Cash flows from investing activities:
Acquisitions	—	(28,011)
Net proceeds from the sale of other assets	100	78
Capital expenditures	(8,654)	(5,786)
Net cash used in investing activities	(8,554)	(33,719)

Cash flows from financing activities:
Borrowings from the credit facility	23,300	75,900
Payments against the credit facility	(25,800)	(70,000)
Acquisition of 2.75% convertible subordinated notes	(27)	—
Payment of debt issuance costs related to the 6.625% senior notes	—	(66)
Payments on acquisition debt and obligations under finance leases	(910)	(679)
Payments on contingent consideration recorded at acquisition date	(162)	(169)
Proceeds from the exercise of stock options and employee stock purchase plan contributions	942	624
Taxes paid on restricted stock vestings and exercises of non-qualified options	(179)	(234)
Dividends paid on common stock	(2,725)	(2,682)
Purchase of treasury stock	(7,756)	—
Net cash provided by (used in) financing activities	(13,317)	2,694

Net increase (decrease) in cash and cash equivalents	41	(24)
Cash and cash equivalents at beginning of year	644	716
Cash and cash equivalents at end of year	$685	$692

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
The Company’s GAAP financial statements accompany this press release. Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The Non-GAAP financial measures include “Special Items”, “Adjusted Net Income”, “Consolidated EBITDA”, “Adjusted Consolidated EBITDA”, “Adjusted Consolidated EBITDA Margin”, “Adjusted Free Cash Flow”, “Funeral, Cemetery and Financial EBITDA”, “Total Field EBITDA”, “Total Field EBITDA Margin”, “Other Funeral Revenue”, “Other Funeral EBITDA”, “Divested/Planned Divested Revenue”, “Divested/Planned Divested EBITDA”, “Divested/Planned Divested EBITDA Margin”, “Adjusted Basic Earnings Per Share”, “Adjusted Diluted Earnings Per Share”, and “Total Debt to EBITDA Multiple” in this press release. These financial measurements are defined as similar GAAP items adjusted for Special Items and are reconciled to GAAP in this press release. In addition, the Company’s presentation of these measures may not be comparable to similarly titled measures in other companies’ reports. The definitions used by the Company for our internal management purposes and in this press release are as follows:

•
Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. Special Items are typically taxed at the federal statutory rate of 21%, except for the accretion of the discount on convertible subordinated notes, as this is a non-tax deductible item. Additionally, the net impact of impairment of goodwill and other intangibles special item is net of the operating tax rate of 33.3%.

•
Adjusted Net Income is defined as net income plus adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.

•	Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.

•
Adjusted Consolidated EBITDA is defined as Consolidated EBITDA plus adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.

•	Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of revenue.

•	Adjusted Free Cash Flow is defined as net cash provided by operations, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.

•	Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of revenue.

•
Funeral Field EBITDA is defined as Funeral Gross Profit, excluding depreciation and amortization, regional and unallocated costs, impairment of goodwill and other intangibles, Financial EBITDA related to the Funeral Home segment, Other Funeral EBITDA and Divested/Planned Divested EBITDA.

•	Cemetery Field EBITDA is defined as Cemetery Gross Profit, excluding depreciation and amortization, regional and unallocated costs and Cemetery Financial EBITDA related to the Cemetery segment.

•	Funeral Financial EBITDA is defined as Funeral Financial Revenue less Funeral Financial Expenses.

•	Cemetery Financial EBITDA is defined as Cemetery Financial Revenue less Cemetery Financial Expenses.

•
Total Field EBITDA is defined as Gross Profit, excluding field depreciation, cemetery property amortization, impairment of goodwill and other intangibles and regional and unallocated funeral and cemetery costs.

•	Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of revenue.

•	Other Funeral Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business.

•	Other Funeral EBITDA is defined as Other Funeral Revenue, less expenses related to our ancillary businesses noted above.

•	Divested/Planned Divested Revenue is defined as revenues from five funeral home businesses that we divested as of December 31, 2019 and certain funeral home businesses we intend to divest.

•	Divested/Planned Divested EBITDA is defined as Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.

•	Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.

•	Adjusted Basic Earnings Per Share is defined as GAAP Basic Earnings Per Share, adjusted for Special Items.

•	Adjusted Diluted Earnings Per Share is defined as GAAP Diluted Earnings Per Share, adjusted for Special Items.

•	Total Debt Outstanding is defined as indebtedness under our bank credit facility, Convertible Subordinated Notes due 2021 and Senior Notes due 2026, acquisition debt and finance leases.

•	Net Debt to EBITDA Multiple is defined as Total Debt Outstanding to Adjusted Consolidated EBITDA.
Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Gross Profit is defined as Revenue less “Field costs and expenses” - a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, and iii) Regional and unallocated funeral and cemetery costs. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.
Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by Executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not openly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.
We believe our presentation of Adjusted Consolidated EBITDA, key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of our ongoing operating performance.
Limitations of the Usefulness of These Measures
Our Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA and Cemetery Field EBITDA are not consolidated measures of profitability.
Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation of Field EBITDA to Gross Profit, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation of Consolidated EBITDA to Net Income, the most directly comparable GAAP measure, is set forth below.

Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
Reconciliation of Non-GAAP Financial Measures:
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income to Adjusted Net Income for the three and six months ended June 30, 2019 and 2020 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2020	2019	2020
Net Income	$4,862	$6,397	$11,387	$2,200
Special Items, Net of Tax(1)
Acquisition and Divestiture Expenses	—	36	—	126
Severance and Separation Costs	483	217	654	445
Performance Awards Cancellation and Exchange	—	56	—	56
Accretion of Discount on Convertible Subordinated Notes(1)	60	66	117	131
Net Impact of Impairment of Goodwill and Other Intangibles(2)	—	51	—	9,808
Litigation Reserve	281	154	380	213
Natural Disaster and Pandemic Costs	—	657	—	768
Other Special Items	—	371	—	371
Adjusted Net Income	$5,686	$8,005	$12,538	$14,118

(1) Special items are typically taxed at the federal statutory rate of 21%, except for the Accretion of the Discount on Convertible Subordinated Notes, as this is a non-tax deductible item and the Net Impact of Impairment of Goodwill and Other Intangibles (discussed below).

(2) The Net Impact of Impairment of Goodwill and Other Intangibles special item is net of the operating tax rate of 33.3%.
Reconciliation of Net Income to Consolidated EBITDA, Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the three and six months ended June 30, 2019 and 2020 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2020	2019	2020
Net Income	$4,862	$6,397	$11,387	$2,200
Total Expense for Income Taxes	2,146	3,449	4,822	1,299
Income Before Income Taxes	7,008	9,846	16,209	3,499
Interest Expense	6,296	8,352	12,624	16,780
Accretion of Discount on Convertible Subordinated Notes	60	66	117	131
Non-Cash Stock Compensation	518	715	1,103	1,546
Depreciation & Amortization	4,597	4,698	8,920	9,247
Goodwill and Other Intangibles	—	—	—	14,693
Other, Net	(175)	2	(162)	6
Consolidated EBITDA	$18,304	$23,679	$38,811	$45,902
Adjusted For:
Acquisition and Divestiture Expenses	—	45	—	159
Severance and Separation Costs	611	275	828	563
Litigation Reserve	356	195	481	270
Natural Disaster and Pandemic Costs	—	832	—	972
Other Special Items	—	418	—	418
Adjusted Consolidated EBITDA	$19,271	$25,444	$40,120	$48,284

Revenue	$67,752	$77,477	$136,833	$154,967

Adjusted Consolidated EBITDA Margin	28.4%	32.8%	29.3%	31.2%

Reconciliation of Funeral and Cemetery Gross Profit to Funeral and Cemetery Field EBITDA for the three and six months ended June 30, 2019 and 2020 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2020	2019	2020
Funeral Gross Profit (GAAP)	$14,624	$19,869	$32,700	$24,180
Depreciation & Amortization	2,760	2,895	5,531	5,839
Regional & Unallocated Costs	3,036	2,788	5,356	5,114
Impairment of Goodwill and Other Intangibles	—	—	—	14,693
Less:
Funeral Financial EBITDA	(1,890)	(1,971)	(3,787)	(3,989)
Other Funeral EBITDA	—	(321)	—	(616)
Funeral Divested/Planned Divested EBITDA	(535)	(562)	(1,074)	(1,169)
Funeral Field EBITDA	$17,995	$22,698	$38,726	$44,052

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2020	2019	2020
Cemetery Gross Profit (GAAP)	$4,626	$5,291	$8,150	$9,458
Depreciation & Amortization	1,468	1,449	2,631	2,672
Regional & Unallocated Costs	586	929	1,055	1,359
Less:
Cemetery Financial EBITDA	(1,872)	(2,561)	(3,367)	(4,403)
Cemetery Field EBITDA	$4,808	$5,108	$8,469	$9,086
Components of Total Field EBITDA for the three and the six months ended June 30, 2019 and 2020 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2020	2019	2020
Funeral Field EBITDA	$17,995	$22,698	$38,726	$44,052
Cemetery Field EBITDA	4,808	5,108	8,469	9,086
Funeral Financial EBITDA	1,890	1,971	3,787	3,989
Cemetery Financial EBITDA	1,872	2,561	3,367	4,403
Other Funeral EBITDA	—	321	—	616
Funeral Divested/Planned Divested EBITDA	535	562	1,074	1,169
Total Field EBITDA	$27,100	$33,221	$55,423	$63,315
Reconciliation of GAAP Basic Earnings Per Share to Adjusted Basic Earnings Per Share for the three and six months ended June 30, 2019 and 2020:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2020	2019	2020
GAAP Basic Earnings Per Share	$0.27	$0.36	$0.63	$0.12
Special Items	0.04	0.09	0.06	0.67
Adjusted Basic Earnings Per Share	$0.31	$0.45	$0.69	$0.79
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the three and six months ended June 30, 2019 and 2020:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2020	2019	2020
GAAP Diluted Earnings Per Share	$0.27	$0.36	$0.63	$0.12
Special Items	0.04	0.09	0.06	0.67
Adjusted Diluted Earnings Per Share	$0.31	$0.45	$0.69	$0.79

Reconciliation of Rolling Four Quarter Outlook:
Earlier in this press release, we present the Rolling Four Quarter Outlook (“Outlook”) which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions for the Rolling Four Quarter Outlook period ending June 30, 2021 unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. This Outlook is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following four reconciliations are presented at the approximate midpoint of the range in this Outlook.
Reconciliation of Net Income to Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the Rolling Four Quarters ending June 30, 2021 (in thousands):

June 30, 2021E
Revenue	$316,000

Net Income	$31,500
Total Tax Provision	12,600
Pretax Income	44,100
Net Interest Expense, including Accretion of Discount on Convertible Notes	31,600
Depreciation & Amortization, including Non-cash Stock Compensation	22,300
Consolidated EBITDA	$98,000
Special Items	—
Adjusted Consolidated EBITDA	$98,000

Adjusted Consolidated EBITDA Margin	31.0%
Reconciliation of Net Income to Adjusted Net Income for the Rolling Four Quarters ending June 30, 2021 (in thousands):

June 30, 2021E
Net Income	$31,500
Special Items	—
Adjusted Net Income	$31,500
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the Rolling Four Quarters ending June 30, 2021:

June 30, 2021E
GAAP Diluted Earnings Per Share	$1.75
Special Items	—
Adjusted Diluted Earnings Per Share	$1.75
Reconciliation of Cash Flow Provided by Operations to Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin for the Rolling Four Quarters ending June 30, 2021 (in thousands):

June 30, 2021E
Revenue	$316,000

Cash flow Provided by Operations	$60,000
Cash used for Maintenance Capital Expenditures	(8,000)
Free Cash Flow	$52,000
Special Items	—
Adjusted Free Cash Flow	$52,000

Adjusted Free Cash Flow Margin	16.5%

Reconciliation of Performance Outlook Scenario
Earlier in this press release, we present the Performance Outlook Scenario which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. This Performance Outlook Scenario is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented at the approximate midpoint of the range in this Performance Outlook Scenario.
Reconciliation of Net Income to Consolidated EBITDA, Total Field EBITDA and Total Field EBITDA Margin for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
Net Income	$14,533	$28,600	$26,500	$38,000	$44,000
Total Tax Expense	7,883	11,100	9,300	14,400	17,100
Pretax Income	22,416	39,700	35,800	52,400	61,100
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	25,763	32,000	32,000	23,800	19,900
Depreciation & Amortization, including Non-cash Stock Compensation and Other, Net	24,034	22,900	22,900	23,900	23,700
Consolidated EBITDA	$72,213	$94,600	$90,700	$100,100	$104,700
Overhead	37,554	35,400	34,400	36,000	37,900
Total Field EBITDA	$109,767	$130,000	$125,100	$136,100	$142,600

Revenue	$274,107	$317,000	$309,000	$323,000	$332,000
Total Field EBITDA Margin	40.0%	41.0%	40.5%	42.1%	43.0%
Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
Consolidated EBITDA	$72,213	$94,600	$90,700	$100,100	$104,700
Special Items	4,374	—	2,400	—	—
Adjusted Consolidated EBITDA	$76,587	$94,600	$93,100	$100,100	$104,700

Revenue	$274,107	$317,000	$309,000	$323,000	$332,000
Adjusted Consolidated EBITDA Margin	27.9%	29.8%	30.1%	31.0%	31.5%
Reconciliation of Net Income to Adjusted Net Income for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
Net Income	$14,533	$28,600	$26,500	$38,000	$44,000
Special Items	7,999	—	1,900	—	—
Adjusted Net Income	$22,532	$28,600	$28,400	$38,000	$44,000

Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
GAAP Diluted Earnings Per Share	$0.80	$1.59	$1.47	$2.11	$2.44
Special Items	0.45	—	0.11	—	—
Adjusted Diluted Earnings Per Share	$1.25	$1.59	$1.58	$2.11	$2.44
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
Cash Flow Provided by Operating Activities	$36,820	$52,000	$49,500	$66,000	$73,000
Cash used for Maintenance Capital Expenditures	(8,795)	(9,000)	(5,500)	(10,700)	(11,000)
Special Items	9,374	—	2,400
Adjusted Free Cash Flow	$37,399	$43,000	$46,400	$55,300	$62,000

Revenue	$274,107	$317,000	$309,000	$323,000	$332,000
Adjusted Free Cash Flow Margin	13.6%	13.6%	15.0%	17.1%	18.7%
Supplemental Information:
Funeral homes and cemeteries purchased after December 31, 2015 are referred to as “Acquired” in our Trend Report. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on total company performance.
The presentation below highlights the impact of our 2015 Acquired Portfolio that moved from Acquired to Same Store beginning January 1, 2020 (in thousands):

	For the Three Months Ended June 30, 2019		For the Year Ended December 31, 2019
	Revenue	EBITDA	Revenue	EBITDA
2015 Acquired Portfolio	$1,222	$520	$4,612	$1,826

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	our ability to find and retain skilled personnel;

•	our ability to execute our growth strategy;

•	the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;

•	the effects of competition;

•	changes in the number of deaths in our markets;

•	changes in consumer preferences;

•	our ability to generate preneed sales;

•	the investment performance of our funeral and cemetery trust funds;

•	fluctuations in interest rates;

•	our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

•
our ability to meet the timing, objectives and cost saving expectations related to anticipated financing activities, including our deleveraging program, forecasts and planned uses of free cash flow, expected plans for refinancing our senior notes, and future capital allocation;

•	the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;

•	the financial condition of third-party insurance companies that fund our preneed funeral contracts;

•	increased or unanticipated costs, such as insurance or taxes;

•	our level of indebtedness and the cash required to service our indebtedness;

•	changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;

•	effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;

•	the potential impact of epidemics and pandemics, including the COVID-19 coronavirus (“COVID-19”), on customer preferences and on our business;

•	effects of litigation and burial practice claims;

•	consolidation of the funeral and cemetery industry;

•	our ability to consummate the divestiture of low performing businesses as currently expected, if at all, including expected use of proceeds related thereto;

•	our ability to integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto; and

•	other factors and uncertainties inherent in the funeral and cemetery industry.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.